Exhibit 99.1

AT GROUP 1:	Chairman, President and CEO	B.B. Hollingsworth, Jr.	(713) 647-5700
	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, JULY 29, 2004

GROUP 1 AUTOMOTIVE REPORTS SECOND-QUARTER EARNINGS

Company Achieves Record Revenues Despite Challenging Market

HOUSTON, July 29, 2004 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today reported second-quarter net income of $15.7 million, or $0.67 per diluted share, on record revenues of $1.3 billion for the three months ended June 30, 2004. These results include an after-tax charge of $1.8 million, or $0.08 per diluted share, related to the previously announced hailstorm that damaged or destroyed about 1,000 vehicles at the company’s Amarillo, Texas, dealerships.

Second-Quarter Highlights:

•	Total revenues increased 14.6 percent

•	Same store revenues increased 3.8 percent

•	New vehicle revenues increased 17.4 percent

•	Parts & service revenues grew 12.9 percent

•	Gross profit increased 7.8 percent to $198.5 million

Summary Results of Operations (Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$1,314.9	$1,147.9	$2,461.9	$2,177.7
Gross Profit	$198.5	$184.2	$381.9	$353.7
Income from Operations	$34.5	$40.3	$67.2	$71.7
Net Income	$15.7	$20.0	$26.2	$34.8
Diluted Earnings per Share	$0.67	$0.86	$1.12	$1.50

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Results for the Second Quarter

During the second quarter, revenues grew 14.6 percent to $1.3 billion from $1.1 billion during the same period last year. This increase is attributable to acquisitions, as well as higher same store revenues, which grew 3.8 percent from the second quarter of 2003 due primarily to a new vehicle unit sales increase of 3.6 percent.

New vehicle revenues grew 17.4 percent on a unit sales increase of 15.6 percent. Used vehicle retail revenues increased 4.5 percent on unit sales that were 1.6 percent higher. Parts and service revenues grew 12.9 percent, while finance and insurance revenues decreased 1.2 percent. Finance and insurance revenues were down primarily due to lower sales penetration on used vehicle sales.

Gross margin for the quarter was 15.1 percent compared with 16.0 percent during the year-ago period, reflecting the cumulative effect of declines in margins across the board. These margin declines were due to increased new vehicle competition in some markets, and to lower-margin wholesale sales growing at a faster pace than retail sales for both used vehicles and parts. Despite this decline, gross profit for the quarter increased 7.8 percent to $198.5 million from $184.2 million in the prior year, due largely to the revenue growth noted above.

Income from operations was $34.5 million versus $40.3 million, a 14.4 percent decrease. Operating margin was 2.6 percent compared with 3.5 percent during the year-ago period. This decline reflects the gross margin decline noted above, as well as a 14.1 percent increase in selling, general and administrative (SG&A) expenses from the second quarter of 2003. This $19.7 million increase in SG&A is largely attributable to acquisitions, the previously announced insurance charge and slightly higher same store SG&A expenses.

“The quarter did not reflect the market improvements we had anticipated, and we experienced margin pressures across most of our stores, especially at our Ford and Toyota dealerships,” said B.B. Hollingsworth Jr., Group 1’s chairman, president and chief executive officer. “Despite this challenging environment, certain platforms, including those in New England and Central Texas, delivered solid performances. In addition, our Honda, Nissan and luxury franchises performed well, and we are pleased that our recent acquisition activity has increased our exposure to these brands.”

Hollingsworth also noted that the Atlanta platform, though still underperforming, showed signs of improvement compared with both the first quarter and the same period last year.

As previously announced, Group 1 incurred an after-tax charge of $1.8 million, or $0.08 per diluted share, resulting from a severe hailstorm that hit the company’s Amarillo dealerships in June. The loss represented the company’s financial exposure under the self-insured retention portion of its physical damage insurance program.

Net income decreased 21.4 percent to $15.7 million from $20.0 million, and diluted average shares outstanding increased 0.4 percent to 23.4 million shares. Diluted earnings per share were $0.67, including the $0.08 negative impact from the Amarillo hailstorm loss mentioned above, compared with $0.86 a year ago.

Six-Month Performance

For the first six months of 2004, revenues reached $2.5 billion, a 13.1 percent increase from $2.2 billion in 2003. Same store revenues grew 4.9 percent, compared with a 6.4 percent decline the previous year.

New vehicle revenues grew 15.7 percent on a 13.1 percent increase in unit sales. Used vehicle retail revenues grew 3.5 percent on a unit sales increase of 0.4 percent. Parts and service and finance and insurance revenues grew 12.3 percent and 1.2 percent, respectively. Gross margin fell to 15.5 percent from 16.2 percent in 2003.

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Despite this decline, gross profit increased 8.0 percent to $381.9 million from $353.7 million in the prior year, primarily due to revenue growth. Income from operations fell 6.3 percent to $67.2 million from $71.7 million due, in part, to an 11.5 percent increase in SG&A expenses. This increase in SG&A expenses is attributable to those same items previously noted as contributing to the increase in the second quarter. Operating margin was 2.7 percent compared with 3.3 percent from the year-ago period.

In the first quarter, the company incurred an after-tax charge of $4.0 million, or $0.17 per diluted share, in association with the previously announced redemption of all of its 10 7/8% senior subordinated notes on March 1, 2004.

Diluted earnings per share decreased 25.3 percent to $1.12, including both the $0.08 negative impact of the Amarillo hailstorm loss and the $0.17 negative impact from the notes redemption discussed above, on net income of $26.2 million. This compares with earnings per diluted share of $1.50 on net income of $34.8 million during the first six months of 2003.

Revolving Credit Facility

On July 28, 2004, the company expanded its existing syndicated revolving credit facility from $775.0 million to $937.0 million with additional commitments from certain existing lenders in the facility. These additions increase Group 1’s total commitments under its various credit facilities to $1.237 billion. After giving effect to this increase, the company had more than $300 million of total availability under these credit facilities to be used, as needed, to fund its floorplan, working capital, acquisition and general corporate needs.

“The continued support we receive from our lenders, including our commercial banks and captive finance subsidiaries of our automobile manufacturer partners, gives us the resources to execute our operating and acquisition strategies,” said Hollingsworth.

Acquisition Update

In addition to the acquisitions announced earlier this month in Houston and Beverly Hills, Calif., Group 1 opened its newly completed Miller Nissan store in Woodland Hills, Calif., during the second quarter. The Nissan franchise, which was granted and announced in September 2002, is the company’s second Nissan dealership in the greater Los Angeles area, and is expected to generate approximately $50 million in annual revenues.

Year to date, Group 1 has added 19 franchises with expected annual revenues of approximately $1.0 billion. The aggregate consideration paid in completing these acquisitions was approximately $172.0 million in cash, net of cash received, and 360,693 shares of Group 1 common stock. The cash portion of these transactions was funded with a combination of cash on hand and borrowings under the company’s revolving credit facility.

“We have achieved our full-year acquisition target of $1 billion of expected aggregate annual revenues during the first seven months of this year,” stated Hollingsworth. “The brand mix of these franchises consists of 24 percent domestics and 76 percent imports, including 39 percent luxury brands. Most of the accretive earnings impact of these acquisitions will be realized in future periods. We continue to find qualified candidates that meet our stringent criteria and will continue to make acquisitions, although at a much slower pace than in the first half of the year.”

Management’s Outlook

Group 1 anticipates slightly improved same store performance for the second half of the year. Based on this expectation, coupled with the expected positive impact of the above-mentioned acquisitions, the company reaffirmed its revised FY2004 earnings guidance of $2.95 to $3.15 per diluted share. This guidance includes

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the $0.08 per diluted share negative impact from the Amarillo hailstorm loss, but excludes both the $0.17 per diluted share impact of the March 2004 notes redemption and any future acquisitions.

Hollingsworth stated, “Our main focus the balance of the year will be on integrating the dealerships we have acquired, as well as improving our margins across the board.”

Second-Quarter Conference Call

Group 1 will hold a conference call to discuss the second-quarter results at 10 a.m. EDT on Thursday, July 29, 2004. The call can be accessed live and will be available for replay over the Internet at www.vcall.com, or through Group 1’s Web site, www.group1auto.com, for 30 days. In addition, an updated slide presentation will be available on Group 1’s Web site.

About Group 1 Automotive, Inc.

Group 1 currently owns 91 automotive dealerships comprised of 137 franchises, 31 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	our future operating performance

•	our ability to improve our margins

•	earnings per share for the year ending 2004

•	operating cash flows and availability of capital

•	the completion of future acquisitions

•	the future revenues of acquired dealerships

•	changes in sales volumes in the new and used retail vehicle and parts and service markets

•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand and changes in industry-wide inventory levels

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products

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•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services

•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions and increase the level of capital expenditures related to our dealership facilities

•	our dealership operations may not perform at expected levels or achieve expected improvements

•	we may not achieve expected future cost savings and our future costs could be higher than we expected

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

•	our cost of financing could increase significantly

•	new accounting standards could materially impact our reported earnings per share

•	we may not complete additional acquisitions or the pace of acquisitions may change

•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services

•	we may lose key personnel

•	competition in our industry may impact our operations or our ability to complete acquisitions

•	we may not achieve expected sales volumes from the franchises granted to us

•	insurance costs could increase significantly, and all of our losses may not be covered by insurance

•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K, set forth under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update the forward-looking statements.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

FINANCIAL TABLES TO FOLLOW

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Consolidated Statements of Operations
(Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
REVENUES:
New vehicle retail sales	$813,918	$693,454	$1,489,895	$1,287,208
Used vehicle retail sales	241,342	230,956	471,997	456,154
Used vehicle wholesale sales	87,106	65,445	163,297	126,449
Parts and service sales	131,283	116,279	255,303	227,392
Retail finance fees	16,608	16,184	32,170	31,363
Vehicle service contract fees	15,166	15,436	30,712	30,634
Other finance and insurance revenues, net	9,478	10,126	18,554	18,471

Total revenues	1,314,901	1,147,880	2,461,928	2,177,671
COST OF SALES:
New vehicle retail sales	756,519	641,983	1,384,603	1,193,012
Used vehicle retail sales	212,154	202,782	414,239	399,840
Used vehicle wholesale sales	88,723	67,660	165,894	130,459
Parts and service sales	58,995	51,239	115,254	100,696

Total cost of sales	1,116,391	963,664	2,079,990	1,824,007
Gross Profit	198,510	184,216	381,938	353,664
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	159,884	140,179	306,548	275,017
DEPRECIATION AND AMORTIZATION EXPENSE	4,078	3,691	8,166	6,941

Income from operations	34,548	40,346	67,224	71,706
OTHER INCOME AND (EXPENSE):
Floorplan interest expense, excludes manufacturer interest assistance	(5,723)	(6,235)	(10,362)	(11,682)
Other interest expense, net	(3,564)	(2,334)	(8,404)	(4,703)
Loss on redemption of senior subordinated notes	—	—	(6,381)	—
Other expense, net	(119)	(63)	(143)	(89)

INCOME BEFORE INCOME TAXES	25,142	31,714	41,934	55,232
PROVISION FOR INCOME TAXES	(9,428)	(11,734)	(15,733)	(20,436)

NET INCOME	$15,714	$19,980	$26,201	$34,796

Basic earnings per share	$0.70	$0.89	$1.16	$1.55
Diluted earnings per share	$0.67	$0.86	$1.12	$1.50
Weighted average shares outstanding:
Basic	22,582,332	22,488,643	22,552,916	22,426,468
Diluted	23,354,519	23,268,506	23,372,162	23,140,289
OTHER DATA:
Gross margin	15.1%	16.0%	15.5%	16.2%
Operating margin	2.6%	3.5%	2.7%	3.3%
Pretax income margin	1.9%	2.8%	1.7%	2.5%
Same store revenues	3.8%	(5.1)%	4.9%	(6.4)%
Manufacturer floorplan assistance	$8,260	$6,962	$14,959	$12,813

Retail new vehicles sold	29,441	25,463	53,873	47,640
Retail used vehicles sold	16,425	16,167	32,611	32,479

Total retail sales	45,866	41,630	86,484	80,119

Wholesale used vehicles sold	11,894	10,714	22,684	20,811

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Group 1 Automotive, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash	$37,711	$25,441
Contracts-in-transit and vehicle receivables, net	148,478	143,260
Inventories	840,064	671,279
Other current assets	99,048	90,943

Total current assets	1,125,301	930,923

Property and equipment, net	154,572	131,647
Goodwill and intangible assets	487,657	390,867
Investments and deferred costs from insurance and vehicle service contract sales	26,551	28,263
Other assets	12,121	6,465

Total assets	$1,806,202	$1,488,165

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Floorplan notes payable	$803,190	$493,568
Current maturities of long-term debt	868	910
Accounts payable and accrued expenses	182,060	159,915

Total current liabilities	986,118	654,393

Long-term debt	178,911	230,178
Other liabilities	51,162	44,730

Total liabilities before deferred revenues	1,216,191	929,301

Deferred revenues	35,251	40,755
Stockholders’ equity	554,760	518,109

Total liabilities and stockholders’ equity	$1,806,202	$1,488,165

OTHER DATA:
Working capital	$139,183	$276,530
Current ratio	1.14	1.42
Long-term debt to capitalization	24%	31%
Last 12 months return on average equity	13%	16%

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Group 1 Automotive, Inc.
Second-Quarter Additional Information
(Unaudited)

	Six Months Ended June 30,
NEW VEHICLE UNIT SALES GEOGRAPHIC MIX	2004	2003
New England	13.0%	12.4%
Oklahoma	12.7	14.1
California	12.2	11.6
Houston	12.1	13.1
Central Texas	8.0	7.8
New Orleans	7.0	6.4
West Texas	6.8	7.3
Florida	6.6	7.8
Dallas	5.9	6.0
Atlanta	5.7	5.6
New Mexico	3.0	3.3
Beaumont	2.9	3.3
New Jersey	2.9	—
Denver	1.2	1.3

Total	100.0%	100.0%

	Six Months Ended June 30,
NEW VEHICLE UNIT SALES BRAND MIX	2004	2003
Toyota/Scion/Lexus	27.4%	25.4%
Ford	22.0	25.9
DaimlerChrysler	13.6	11.7
GM	11.0	10.4
Nissan/Infiniti	10.7	10.1
Honda/Acura	10.4	10.4
Other	4.9	6.1

Total	100.0%	100.0%
% from Luxury Brands	12.0%	11.6%
Car/Truck Mix	42.1%/57.9%	42.5%/57.5%
Domestic/Imports Mix	44.5%/55.5%	46.6%/53.4%

	Three Months Ended June 30,		Six Months Ended June 30,
INDIVIDUAL PRODUCT DATA	2004	2003	2004	2003
New vehicle retail gross margin	7.1%	7.4%	7.1%	7.3%
New vehicle gross profit per retail unit	$1,950	$2,021	$1,954	$1,977
Used vehicle retail gross margin	11.4%	11.2%	11.7%	11.5%
Used vehicle gross profit per retail unit	$1,679	$1,606	$1,691	$1,610
Parts & service gross margin	55.1%	55.9%	54.9%	55.7%
Finance & insurance revenues, net per retail unit	$899	$1,003	$942	$1,004

	Three Months Ended June 30,		Six Months Ended June 30,
SAME STORE REVENUES	2004	2003	2004	2003
New vehicle retail sales	5.2%	(4.8)%	6.6%	(7.5)%
Used vehicle retail sales	(3.6)%	(12.1)%	(2.8)%	(10.6)%
Used vehicle wholesale sales	22.1%	4.2%	21.4%	3.9%
Parts & service sales	2.6%	5.6%	4.8%	4.4%
Finance & insurance revenues, net	(5.6)%	(8.0)%	(3.7)%	(6.9)%
Total revenues	3.8%	(5.1)%	4.9%	(6.4)%